EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Tag-It Pacific, Inc.
Jonathan Markiles, VP Marketing
818-444-4100
info@tagitpacific.com

     TAG-IT PACIFIC, INC. RAISES $6 MILLION IN PRIVATE PLACEMENT TRANSACTION


Los Angeles, Ca. June 2, 2003 --Tag-It Pacific, Inc. (AMEX: TAG) today reports that it has successfully raised approximately $6 million in a private placement transaction with five institutional investors. On May 30, 2003, Tag-It Pacific, Inc. entered into securities purchase agreements with these institutional investors for the purchase of 1.725 million shares of the company's common stock at a price per share of $3.50, representing an approximate 15% discount to the trailing 10 day average closing price ended May 19, 2003. After commissions and expenses, the net proceeds to the Company will be approximately $5.5 million. In connection with the private placement, Tag-it has also entered into a registration rights agreements with the investors.

         Colin Dyne, CEO of Tag-It commented, "We are pleased to have been able to successfully complete this transaction. Our company has experienced significant growth in the past several years, and we are implementing a variety of initiatives that we believe will contribute to continued growth. Our 3 divisions, Managed Trim Solution, Talon Zippers and TekFit Waistbands all have considerable potential. To optimize this potential, investment is needed in more vertical manufacturing capabilities, new information technologies and additional equipment to support our growing sales. These initiatives are intended to improve our bottom line performance, our global competitiveness as well as our ability to take advantage of emerging opportunities in our industry."

         ABOUT TAG-IT PACIFIC: Tag-It specializes in the distribution of a full range of trim items to manufacturers of fashion apparel and licensed consumer products, and specialty retailers and mass merchandiser brands. Tag-It acts as a full service outsourced trim management department for manufacturers of fashion apparel such as Tarrant Apparel Group and Azteca Production International. Tag-it also serves as a specified supplier of trim items to specific brands, brand licensees and retailers, including Levi Strauss & Co., Abercrombie & Fitch, Express, The Limited, Miller's Outpost and Lerner, among others. Tag-It has positioned itself as a fully integrated single-source supplier of a full range of trim items for manufacturers of fashion apparel. The Company's business focuses on servicing all of the trim requirements of its customers at the manufacturing and retail brand level of the fashion apparel industry. Tag-It offers customers its MANAGED TRIM SOLUTION(TM), an Internet-based, virtual trim department, covering the complete management of ordering, production, inventory management and just-in-time distribution of their trim and packaging requirements.

         ABOUT TALON INTERNATIONAL: Talon International, a wholly-owned subsidiary of Tag-it Pacific, distributes zippers under its TALON brand name to apparel brands and manufacturers such as VF Corporation, Tropical Sportswear, Levi Strauss & Co., Abercrombie & Fitch, Target Stores, Walmart, Tommy Hilfiger, Express, among others. In December 2001, Tag-it purchased the TALON trademark and trade names. TALON is a 100-year-old brand, which is well known for quality and product innovation. TALON was the original pioneer of the formed wire metal zipper for the jeans industry and is a specified zipper brand for manufacturers in the sportswear and outerwear markets. We have introduced a completely revised high quality line of zippers, broadened distribution to Asia, Mexico and Central America, negotiated with new distributors and initiated a new sales and marketing effort for this brand. TALON is promoted both within our trim packages, as well as a stand-alone product line. Talon enjoys tremendous brand recognition and brand equity in the apparel industry worldwide.

         ABOUT TEKFIT: In 2002, Tag-it created a new division under the TEKFIT brand name. This division develops and sells apparel components that utilize the patented Pro-Fit technology, including a stretch waistband. We market these products to the same customers targeted by our MANAGED TRIM SOLUTION and TALON zipper divisions.

FORWARD LOOKING STATEMENTS:
With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Forward-looking statements are inherently unreliable and actual results may differ materially. Factors which could cause actual results to differ materially from these forward-looking statements include the unanticipated loss of one or more major customers, economic conditions, the availability and cost of financing, the risk of a softening of customer acceptance of the Company's products, risks of introduction by competitors of trim management systems with similar or better functionality than our Managed Trim Solution, pricing pressures and other competitive factors, potential fluctuations in quarterly operating results, our management of potential


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growth and the risks of expansion into new business areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The
Company   undertakes   no   obligation   to   publicly   update  or  revise  any
forward-looking statements, whether as a result of new information, future events or otherwise.